As filed with the Securities and Exchange Commission on May 11, 2012

Registration Statement No. 333-172878

Registration Statement No. 333-165487

Registration Statement No. 333-158299

Registration Statement No. 333-149940

Registration Statement No. 333-145537

Registration Statement No. 333-104136

Registration Statement No. 333-63638

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-172878

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-165487

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-158299

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149940

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-145537

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-104136

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-63638

Under

The Securities Act of 1933

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3727603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

111 Speen Street

Framingham, Massachusetts 01701

(508) 663-5050

(Address of principal executive offices)

The Princeton Review, Inc. Stock Option Grant and Agreement with Christian Kasper

The Princeton Review, Inc. Stock Option Grant and Agreement with Scott Kirkpatrick

The Princeton Review, Inc. Restricted Stock Unit Agreement with Scott Kirkpatrick

The Princeton Review, Inc. Stock Option Grant and Agreement with Michael J. Perik

The Princeton Review, Inc. Stock Option Grant and Agreement with Stephen Richards

The Princeton Review, Inc. 2000 Stock Incentive Plan, as amended

(Full titles of the plans)

John M. Connolly

President and Chief Executive Officer

The Princeton Review, Inc.

111 Speen Street

Framingham, Massachusetts 01701

(508) 663-5050

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Kyle A. Bettigole The Princeton Review, Inc. 111 Speen Street Framingham, Massachusetts 01701 (508) 663-5050	John M. Mutkoski, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, Massachusetts 02109 (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of The Princeton Review, Inc. (“The Princeton Review”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-172878, registering (i) 1,150,000 shares of common stock, par value $0.01 per share, of The Princeton Review (the “Common Stock”) granted under The Princeton Review, Inc. Stock Option Grant and Agreement with Christian Kasper, (ii) 300,000 shares of Common Stock granted under The Princeton Review, Inc. Stock Option Grant and Agreement with Scott Kirkpatrick, (iii) 137,500 shares of Common Stock granted under The Princeton Review, Inc. Restricted Stock Unit Agreement with Scott Kirkpatrick and (iv) 750,000 shares of Common Stock issuable under The Princeton Review, Inc. 2000 Stock Incentive Plan (the “2000 Plan”);

•	Registration Statement No. 333-165487, registering 750,000 shares of Common Stock issuable under the 2000 Plan;

•	Registration Statement No. 333-158299, registering 750,000 shares of Common Stock issuable under the 2000 Plan;

•

Registration Statement No. 333-149940, registering (i) 1,700,000 shares of Common Stock granted under The Princeton Review, Inc. Stock Option Grant and Agreement with Michael J. Perik, (ii) 750,000 shares of Common Stock granted under The Princeton Review, Inc. Stock Option Grant and Agreement with Stephen Richards and (ii) 636,620 shares of Common Stock issuable under the 2000 Plan;

•	Registration Statement No. 333-145537, registering 1,550,468 shares of Common Stock issuable under the 2000 Plan;

•	Registration Statement No. 333-104136, registering 1,000,000 shares of Common Stock issuable under the 2000 Plan; and

•	Registration Statement No. 333-63638, registering 2,676,433 shares of Common Stock issuable under the 2000 Plan.

Such post-effective amendments are being filed to deregister and remove all of the previously registered securities that remain unissued and unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on May 11, 2012.

THE PRINCETON REVIEW, INC.

By:	/s/ John M. Connolly
John M. Connolly
President and Chief Executive officer
(Duly Authorized Officer and Principal Executive Officer)

By:	/s/ Christian G. Kasper

Christian G. Kasper
Chief Financial Officer
(Duly Authorized Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John M. Connolly	President and Chief Executive Officer	May 11, 2012
John M. Connolly	(principal executive officer)

/s/ Christian G. Kasper	Chief Financial Officer	May 11, 2012
Christian G. Kasper	(principal financial officer and principal accounting officer)

/s/ David Lowenstein	Chairman of the Board of Directors	May 11, 2012
David Lowenstein

/s/ Jeffrey R. Crisan	Director	May 11, 2012
Jeffrey R. Crisan

/s/ Michael A. Krupka	Director	May 11, 2012
Michael A. Krupka

/s/ John S. Schnabel	Director	May 11, 2012
John S. Schnabel

/s/ David Warnock	Director	May 11, 2012
David Warnock

/s/ Linda Whitlock	Director	May 11, 2012
Linda Whitlock